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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 5, 1997, in the Registration Statement (Form S-4
No. 333-    ) and related Prospectus of Iwerks Entertainment, Inc. for the registration of 6,294,476 shares of its common stock.

Our audits also included the financial statement schedule of Iwerks Entertainment, Inc. listed in Item 21(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                    /s/ Ernst & Young LLP


Los Angeles, California
March 2, 1998